EXHIBIT 1

[FINANCIAL STATEMENTS]

Consolidated balance sheets (Unaudited)

	Yen (Millions)

	September 30,	September 30,	March 31,
ASSETS	2001	2002	2002

Current assets:
Cash and cash equivalents	¥126,709	¥147,822	¥125,761
Trade receivables:
Notes	8,148	8,178	8,219
Accounts	123,577	132,918	138,378
Allowance for doubtful receivables	(2,721)	(3,300)	(3,770)

Net trade receivables	129,004	137,796	142,827

Inventories	117,409	83,714	91,149
Income tax receivables	1,453	1,889	8,289
Prepaid expenses and other current assets	30,201	35,079	31,180

Total current assets	404,776	406,300	399,206

Investments and advances (Notes 2 and 5)	22,173	19,309	24,265
Property, plant and equipment, at cost:
Land	22,569	23,611	23,739
Buildings	180,519	180,385	183,450
Machinery and equipment	497,858	496,859	507,589
Construction in progress	31,898	8,989	13,301

	732,844	709,844	728,079
Less accumulated depreciation	455,367	465,804	462,489

Net property, plant and equipment	277,477	244,040	265,590

Goodwill	10,830	10,712	11,500
Intangible assets	7,772	6,796	7,265
Deferred income taxes	20,483	36,021	37,021
Other assets	5,424	4,496	5,063

	¥748,935	¥727,674	¥749,910

See accompanying notes to consolidated financial statements.

			Yen (Millions)

	September 30,	September 30,	March 31,
LIABILITIES AND STOCKHOLDERS' EQUITY	2001	2002	2002

Current liabilities:
Short-term debt	¥2,912	¥1,463	¥1,655
Current installments of long-term debt	742	371	657
Trade payables:
Notes	732	663	849
Accounts	48,851	55,233	51,760
Accrued salaries and wages	11,838	12,452	11,247
Other accrued expenses	18,794	13,779	12,510
Income taxes	2,730	2,484	2,546
Other current liabilities	20,267	13,238	29,117

Total current liabilities	106,866	99,683	110,341

Long-term debt, excluding current installments	612	255	459
Retirement and severance benefits	33,294	58,318	49,992
Deferred income taxes	9	398	598

Total liabilities	140,781	158,654	161,390

Minority interests	4,220	4,425	4,593
Stockholders’ equity:
Common stock
Authorized 480,000,000 shares;
Issued 133,189,659 shares at September 30, 2001 and 2002, and March 31, 2002	32,641	32,641	32,641
Additional paid-in capital	63,051	63,051	63,051
Legal reserve (Note 3)	15,710	15,955	15,683
Retained earnings (Note 3)	551,705	521,859	520,143
Accumulated other comprehensive income (loss) (Note 4)	(55,591)	(64,100)	(43,999)
Treasury stock at cost;
328,455 shares at September 30, 2001, 555,567 shares at September 30, 2002 and 330,083 shares at March 31, 2002	(3,582)	(4,811)	(3,592)

Total stockholders’ equity	603,934	564,595	583,927

Commitments and contingent liabilities (Note 6)

	¥748,935	¥727,674	¥749,910

Consolidated statements of income (Unaudited)

			Yen (Millions)

	Six months	Six months
	ended September	ended September	Year ended
	30, 2001	30, 2002	March 31, 2002

Net sales	¥270,786	¥296,380	¥570,511
Cost of sales	213,309	223,738	464,620

Gross profit	57,477	72,642	105,891
Selling, general and administrative expenses	60,288	59,196	123,741
Restructuring cost	—	3,427	25,872

Operating income (loss)	(2,811)	10,019	(43,722)
Other income (deductions) :
Interest and dividend income	1,288	708	2,033
Interest expense	(672)	(198)	(1,264)
Foreign exchange gain (loss)	(514)	(1,699)	618
Other — net	(373)	(1,194)	(1,362)

	(271)	(2,383)	25

Income (loss) before income taxes	(3,082)	7,636	(43,697)
Income taxes:
Current	1,786	223	(3,197)
Deferred	(5,363)	2,533	(13,797)

	(3,577)	2,756	(16,994)

Income (loss) before minority interests	495	4,880	(26,703)
Minority interests	1,337	(235)	932

Net income (loss)	¥1,832	¥4,645	¥(25,771)

Amounts per share:

	Yen (except number of common shares outstanding)

Basic and diluted net income (loss) per share	¥13.78	¥34.98	¥(193.91)
Weighted average and diluted common shares outstanding in thousands	132,940	132,802	132,900
Cash dividends paid (Note 3)	¥30.00	¥20.00	¥60.00

See accompanying notes to consolidated financial statements.

Note: TDK adopted the Emerging Issues Task Force Issue 01-9 (“EITF 01-9”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” from the fiscal year beginning April 1, 2002 and the prior year’s consolidated financial statements have been restated for the change, accordingly.

Consolidated statements of stockholders’ equity (Unaudited)

			Yen (Millions)

	Six months ended	Six months ended
	September 30,	September 30,	Year ended March
	2001	2002	31, 2002

Common stock:
Balance at beginning of period	¥32,641	¥32,641	¥32,641

Balance at end of period	32,641	32,641	32,641

Additional paid-in capital:
Balance at beginning of period	63,051	63,051	63,051

Balance at end of period	63,051	63,051	63,051

Legal reserve (Note 3):
Balance at beginning of period	13,409	15,683	13,409
Transferred from retained earnings	2,301	272	2,274

Balance at end of period	15,710	15,955	15,683

Retained earnings (Note 3):
Balance at beginning of period	556,165	520,143	556,165
Net income (loss)	1,832	4,645	(25,771)
Cash dividends	(3,991)	(2,657)	(7,977)
Transferred to legal reserve	(2,301)	(272)	(2,274)

Balance at end of period	551,705	521,859	520,143

Accumulated other comprehensive income (loss) (Note 4):
Balance at beginning of period	(24,851)	(43,999)	(24,851)
Other comprehensive income (loss) for the period, net of tax	(30,740)	(20,101)	(19,148)

Balance at end of period	(55,591)	(64,100)	(43,999)

Treasury stock:
Balance at beginning of period	(2,666)	(3,592)	(2,666)
Acquisition of treasury stock	(916)	(1,219)	(926)

Balance at end of period	(3,582)	(4,811)	(3,592)

Total stockholders’ equity	¥603,934	¥564,595	¥583,927

Disclosure of comprehensive income (loss):
Net income (loss) for the period	¥1,832	¥4,645	¥(25,771)
Other comprehensive income (loss) for the period, net of tax (Note 4)	(30,740)	(20,101)	(19,148)

Total comprehensive income (loss) for the period	¥(28,908)	¥(15,456)	¥(44,919)

See accompanying notes to consolidated financial statements.

Consolidated statements of cash flows (Unaudited)

			Yen (Millions)

	Six months ended	Six months ended
	September 30,	September 30,	Year ended March
	2001	2002	31, 2002

Cash flows from operating activities:
Net income (loss)	¥1,832	¥4,645	¥(25,771)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,062	28,503	61,920
Loss on disposal of property and equipment	226	2,441	6,436
Deferred income taxes	(5,363)	2,533	(13,797)
Loss (gain) on securities	(117)	949	207
Changes in assets and liabilities:
Decrease in trade receivables	24,980	306	18,517
Decrease (increase) in inventories	(3,218)	4,616	28,776
Increase (decrease) in trade payables	(13,874)	5,451	(14,806)
Increase (decrease) in income taxes	(16,838)	62	(17,181)
Other — net	5,752	(5,436)	(2,797)

Net cash provided by operating activities	22,442	44,070	41,504

Cash flows from investing activities:
Capital expenditures	(38,094)	(14,472)	(58,777)
Proceeds from sale of investments	326	11	323
Payment for purchase of investments	(1,859)	(30)	(3,116)
Other — net	2,568	1,146	3,667

Net cash used in investing activities	(37,059)	(13,345)	(57,903)

Cash flows from financing activities:
Proceeds from long-term debt	46	35	46
Repayment of long-term debt	(459)	(439)	(777)
Decrease in short-term debt	(1,973)	(60)	(3,568)
Payment to acquire treasury stock	(916)	(1,219)	(926)
Dividends paid	(3,991)	(2,657)	(7,977)

Net cash used in financing activities	(7,293)	(4,340)	(13,202)

Effect of exchange rate changes on cash and cash equivalents	(2,298)	(4,324)	4,445

Net increase (decrease) in cash and cash equivalents	(24,208)	22,061	(25,156)
Cash and cash equivalents at beginning of period	150,917	125,761	150,917

Cash and cash equivalents at end of period	¥126,709	¥147,822	¥125,761

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Summary of Significant Accounting Policies
(a)	Financial Statements
     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of TDK and all its subsidiaries.
     The segment information is presented in accordance with the accounting principles generally accepted in Japan. The segment information required to be disclosed in financial statements under accounting principles generally accepted in the United States of America is not presented in the accompanying consolidated financial statements.
     In the opinion of management, all adjustments necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the operating results which may be expected for any other interim period or for the year. For further information, refer to the March 31, 2002 consolidated financial statements and notes thereto included in TDK Corporation and Subsidiaries Annual Report 2002. Consolidated financial statements ended March 31, 2002 are audited while consolidated financial statements ended September 30, 2001 and 2002 are unaudited.
(b)	Consolidation Policy
     The consolidated financial statements include the accounts of TDK and its subsidiaries. The investments in affiliates in which TDK’s ownership is twenty percent (20%) to fifty percent (50%) are accounted for by the equity method.
     All significant intercompany accounts and transactions have been eliminated in consolidation.
(c)	Cash Equivalents
     Cash equivalents include all highly liquid debt instruments purchased with an original maturity of three months or less.
(d)	Marketable Securities
     TDK classifies its debt and equity securities into one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which TDK has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.
     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized.
(e)	Inventories
     Inventories are stated at the lower of cost or market. Cost is determined principally by the average method.
(f)	Depreciation
     Depreciation of property, plant and equipment is principally computed by the declining-balance method for assets located in Japan and for certain foreign subsidiaries and by the straight-line method for assets of other foreign subsidiaries based on the following estimated useful lives:

Buildings	3 to 60 years
Machinery and equipment	2 to 22 years
(g)	Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
(h)	Retirement and Severance Benefits
     TDK accounts for and provides disclosures about its defined benefit pension and retirement plans in accordance with Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” and with Statement of Financial Accounting

Standards No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”.
(i)	Advertising Costs
     Advertising costs are expensed as incurred.
(j)	Foreign Currency Translation
     The assets and liabilities of TDK’s subsidiaries located outside Japan are translated into Japanese yen at the rates of exchange prevailing at the balance sheet date. Revenue and expense items are translated at the average exchange rate during the year.
(k)	Use of Estimates
     Management of TDK has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles in the United States of America. Actual results could differ from those estimates.
(l)	Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of
     TDK’s long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
(m)	Goodwill and Other Intangible Assets
     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”, and Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”. SFAS 141 requires the use of the purchase method of accounting for business combinations. SFAS 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. Under SFAS 142 goodwill is no longer amortized, but instead is tested for impairment at least annually. Intangible assets are amortized over their respective estimated useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead is tested for impairment until its life is determined to no longer be indefinite.
     TDK adopted early the provisions of SFAS 142 on April 1, 2001.
(n)	Derivative Financial Instruments
     TDK and certain of its subsidiaries use derivative financial instruments, such as currency swaps, currency option contracts and forward foreign exchange contracts, to limit their exposure to fluctuations in foreign exchange rates and interest rates.
     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities”. In June 2000, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 138 (“SFAS 138”), “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133”. Both standards establish accounting and reporting standards for derivative instruments and for hedging activities, and require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133, as amended, and 138 are effective for fiscal years beginning after June 15, 2000. TDK adopted SFAS 133 and 138 as of April 1, 2001. The cumulative effect adjustment upon the adoption of SFAS 133 and 138, net of the related income tax effect, resulted in a decrease to other comprehensive income of approximately ¥90 million. This amount was reclassified from other comprehensive income to earnings during the year ended March 31, 2002. TDK has not elected to apply hedge accounting subsequent to the adoption of SFAS 133 and 138, and changes in the fair value of derivatives are recognized in earnings in the period of the changes.

(o)	Net Income per Share
     Basic net income per share has been computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during each year. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or any other arrangement resulted in the issuance of common stock that participates in distribution of income of TDK.
(p)	Revenue Recognition
     TDK recognizes revenue when persuasive evidence of an arrangement including title transfer exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.
(q)	Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)
     In May 2000, the Emerging Issues Task Force reached a final consensus on Issue 00-14 (“EITF 00-14”), “Accounting for Certain Sales Incentives”. EITF 00-14 addresses accounting and reporting standards for sales incentives such as coupons or rebates that are provided by vendors or manufacturers and are exercisable by customers at the point of sale.
     In April 2001, the Emerging Issues Task Force also reached a final consensus on a portion of Issue 00-25 (“EITF 00-25”), “Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor’s Products or Services”. EITF 00-25 addresses the income statement characterization of consideration, other than that directly addressed in EITF 00-14, from a vendor (typically a manufacturer or distributor) to a customer (typically a retailer or wholesaler) in connection with the sale to the customer of the vendor’s products or promotion of sales of the vendor’s products by the customer.
     In November 2001, EITF 00-14 and EITF 00-25 were subsequently codified in and superseded by Issue 01-9 (“EITF 01-9”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” on which the Emerging Issues Task Force reached a final consensus. TDK adopted EITF 01-9 on April 1, 2002. The adoption of EITF 01-9 did not have a material effect on TDK’s consolidated financial position or results of operations.
(r)	Accounting for the Impairment of Disposal of Long-Lived Assets
     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes both Statement of Financial Accounting Standards No. 121 (“SFAS 121”), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30 (“Opinion 30”), “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 retains the fundamental provisions in SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. TDK adopted the provision of SFAS 144 on April 1, 2002. Adoption of SFAS 144 did not have a material effect on TDK’s consolidated financial position or results of operations.
(s)	New Accounting Standards Not Yet Adopted
     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”. SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived assets, except for certain obligations of lessees. SFAS 143 requires that the fair value of liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset’s useful life. TDK is required to adopt the provisions of SFAS 143 on April 1, 2003. Currently, the effect on TDK’s consolidated financial statements of adopting SFAS 143 has not been determined.

     In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Currently, the effect on TDK’s consolidated financial statements of adopting SFAS 146 has not been determined.

2.	Marketable Securities and Investments and Advances

     Marketable securities and investments and advances consist of available-for-sale securities. Information with respect to such securities at September 30, 2001 and 2002, and at March 31, 2002, are as follows:

September 30, 2001

		Gross	Gross
		Unrealized	Unrealized
		Holding	Holding
Yen (Millions):	Cost	Gains	Losses	Fair Value

Investments and advances:
Equity securities	¥3,695	99	435	3,359
Debt securities	2,864	32	—	2,896

	¥6,559	131	435	6,255

September 30, 2002

		Gross	Gross
		Unrealized	Unrealized
		Holding	Holding
Yen (Millions):	Cost	Gains	Losses	Fair Value

Investments and advances:
Equity securities	¥5,766	150	2,622	3,294
Debt securities	3,287	12	—	3,299

	¥9,053	162	2,622	6,593

March 31, 2002

		Gross	Gross
		Unrealized	Unrealized
		Holding	Holding
Yen (Millions):	Cost	Gains	Losses	Fair Value

Investments and advances:
Equity securities	¥4,389	596	—	4,985
Debt securities	3,274	24	—	3,298

	¥7,663	620	—	8,283

3.	Legal Reserve and Dividends

     Cash dividends and appropriations to the legal reserve charged to retained earnings during the periods represent dividends paid out during the periods and related appropriations to the legal reserve. The accompanying consolidated financial statements do not include any provision for the dividend proposed by the Board of Directors of ¥25 per share aggregating ¥3,316 million in respect of the six months ended September 30, 2002, or for the related appropriation to the legal reserve.
     Cash dividends per common share are computed based on dividends paid for each period presented.

4.	Other Comprehensive Income (Loss)

     Change in accumulated other comprehensive income (loss) for the six months ended September 30, 2001 and 2002, and the year ended March 31, 2002, are as follows:

			Yen (Millions)

	September 30, 2001	September 30, 2002	March 31, 2002

Foreign currency translation adjustments:
Balance at beginning of period	¥(23,798)	¥(7,773)	¥(23,798)
Adjustments for period	(7,457)	(15,542)	16,025

Balance at end of period	(31,255)	(23,315)	(7,773)

Net unrealized gains (losses) on securities:
Balance at beginning of period	(329)	379	(329)
Adjustments for period	128	(1,959)	708

Balance at end of period	(201)	(1,580)	379

Minimum pension liability adjustments:
Balance at beginning of period	(724)	(36,605)	(724)
Adjustments for period	(23,411)	(2,600)	(35,881)

Balance at end of period	(24,135)	(39,205)	(36,605)

Total accumulated other comprehensive income (loss):
Balance at beginning of period	(24,851)	(43,999)	(24,851)
Adjustments for period	(30,740)	(20,101)	(19,148)

Balance at end of period	¥(55,591)	¥(64,100)	¥(43,999)

5.	Leases

     TDK and its subsidiaries occupy offices and other facilities under various cancellable lease agreements expiring in fiscal 2003 through 2004. Lease deposits made under such agreements, aggregating ¥1,952 million and ¥1,856 million at September 30, 2001 and 2002, respectively, and ¥1,896 million at March 31, 2002, are included in investments and advances on the accompanying consolidated balance sheets.

     The followings are schedules of future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of September 30, 2001 and 2002, and March 31, 2002:

			Yen (Millions)

	September 30, 2001	September 30, 2002	March 31, 2002

Less 1 year	¥3,535	¥4,402	¥4,968
Over 1 year	8,477	8,697	9,990

Total	¥12,012	¥13,099	¥14,958

6.	Contingent Liabilities

     Contingent liabilities for guarantees of loans of TDK’s employees and affiliates at September 30, 2001 and 2002, and March 31, 2002, are as follows:

			Yen (Millions)

	September 30, 2001	September 30, 2002	March 31, 2002

Contingent liabilities for guarantees of loans of TDK’s employees and affiliates	¥8,426	¥7,485	¥8,224

     Several claims and legal actions against TDK and certain subsidiaries are pending. Provisions have been made for the estimated liabilities for certain items. In the opinion of management based upon discussion with counsel, any additional liability will not materially affect the consolidated financial position and results of operations of TDK.

7.	Risk Management Activities and Derivative Financial Instruments

     TDK and its subsidiaries operate internationally which exposes them to the risk of changes in foreign exchange rates and interest rates, and therefore it utilizes derivative financial instruments to reduce these risks. TDK and its subsidiaries do not hold or issue financial instruments for trading purposes. TDK is exposed to credit related losses in the event of nonperformance by the counterparties to those financial instruments, but does not expect any counterparties to fail in meeting their obligations given their high credit ratings. The credit exposure of currency swaps, interest rate and currency swaps, interest rate swaps, forward foreign exchange contracts and currency option contracts are represented by the fair values of contracts with a positive fair value at the reporting date.
     TDK and one of its subsidiaries have currency swaps and interest rate and currency swaps with certain financial institutions to limit their exposure to fluctuations in foreign exchange rates and interest rates involved mainly in loans made by TDK to its subsidiaries. Gains or losses on currency swaps are included in interest expenses, other income or other deductions in the consolidated statements of income. The swap contracts are measured at fair value and are included in prepaid expenses and other current assets or other current liabilities, as the case may be, in the consolidated balance sheets.
     Forward exchange contracts and currency option contracts have been entered into to hedge adverse effects of foreign currency exchange rate fluctuations mainly on foreign-currency-denominated trade receivables and foreign-currency-denominated forecasted transactions.
     TDK and certain subsidiaries had forward exchange contracts to sell and buy foreign currencies at September 30, 2001 and 2002, and at March 31, 2002.
     Written foreign currency option contracts are entered into in combination with purchased option contracts to offset premium amounts to be paid for purchased option contracts. Notional amounts, exercise dates and exercise prices of both written and purchased contracts are the same. All foreign currency option contracts and forward exchange contracts are measured at their fair values by recognizing a foreign exchange gain or loss on the consolidated statements of income, and such gains or losses are included in prepaid expenses and other current assets or other current liabilities, as the case may be, in the consolidated balance sheet.
     The contract amounts, carrying amounts and estimated fair values of TDK’s financial instruments at September 30, 2001 and 2002, and at March 31, 2002, are summarized as follows:

			Yen (Millions)

September 30, 2001	Contract	Carrying	Estimated
	amount	amount	fair value

Forward foreign exchange contracts	¥34,336	¥358	¥358

Currency option contracts
Purchased	123	(1)	(1)
Written	1,661	(1)	(1)

Currency swap agreements and interest rate and currency swap agreements for loans to its subsidiaries	18,406	(68)	(68)

			Yen (Millions)

September 30, 2002	Contract	Carrying	Estimated
	amount	amount	fair value

Forward foreign exchange contracts	¥17,549	¥(84)	¥(84)

Currency swap agreements and interest rate and currency swap agreements for loans to its subsidiaries	13,613	(48)	(48)

	Yen (Millions)

March 31, 2002	Contract	Carrying	Estimated
	amount	amount	fair value

Forward foreign exchange contracts	¥7,577	¥(59)	¥(59)

Currency swap agreements and interest rate and currency swap agreements for loans to its subsidiaries	13,269	(315)	(315)

Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

8. Goodwill and Other Intangible Assets

     Under Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, goodwill is no longer amortized but is reviewed for impairment annually, or more frequently if certain indicators arise. In addition, the statement requires reassessment of the useful lives of previously recognized intangible assets. With the adoption of SFAS 142, TDK ceased amortization of goodwill as of April 1, 2001. As of March 31, 2002, TDK completed a goodwill impairment test. No impairment was indicated at that time.

     The components of acquired intangible assets excluding goodwill at September 30, 2001, September 30, 2002 and March 31, 2002, are as follows:

						Yen (Millions)

	September 30, 2001		September 30, 2002		March 31, 2002

	Gross Carrying	Accumulated	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Software	¥5,907	2,249	¥6,535	2,892	¥6,401	2,672
Other	3,403	975	3,326	1,122	4,032	1,376

Total	9,310	3,224	9,861	4,014	10,433	4,048

Unamortized intangible assets	¥1,686		¥949		¥880

     Aggregate amortization expense for the six months ended September 30, 2001 and 2002 are ¥754 million and ¥738 million, respectively and for the year ended March 31, 2002 is ¥1,394 million. Estimated amortization expense for the next five years is: ¥720 million in the 2nd half of 2003, ¥1,266 million in 2004, ¥882 million in 2005, ¥693 million in 2006, and ¥320 million in 2007.

     The changes in the carrying amount of goodwill by segment for the six months ended September 30, 2001 and 2002, and the year ended March 31, 2002 are as follows:

			Yen (Millions)

	Electronic
	materials and	Recording media
	components	and systems	Total

Balance as of April 1, 2001	¥11,002	¥497	¥11,499
Goodwill acquired during period	66	—	66
Impairment losses	—	—	—
Goodwill written off related to sale of business unit	—	—	—
Translation adjustment	(735)	—	(735)

Balance as of September 30, 2001	¥10,333	¥497	¥10,830

			Yen (Millions)

	Electronic
	materials and	Recording media
	components	and systems	Total

Balance as of March 31, 2002	¥11,003	¥497	¥11,500
Goodwill acquired during period	—	—	—
Impairment losses	—	—	—
Goodwill written off related to sale of business unit	—	—	—
Translation adjustment	(788)	—	(788)

Balance as of September 30, 2002	¥10,215	¥497	¥10,712

			Yen (Millions)

	Electronic
	materials and	Recording media
	components	and systems	Total

Balance as of April 1, 2001	¥11,002	¥497	¥11,499
Goodwill acquired during year	106	—	106
Impairment losses	—	—	—
Goodwill written off related to sale of business unit	—	—	—
Translation adjustment	(105)	—	(105)

Balance as of March 31, 2002	¥11,003	¥497	¥11,500

9. Supplementary Information

			Yen (Millions)

	Six months ended	Six months ended	Year ended March
	September 30, 2001	September 30, 2002	31, 2002

(a) Statement of Income
Research and development	¥19,065	¥15,649	¥38,630
Rent	5,435	4,830	11,538
Maintenance and repairs	5,836	5,514	11,437
Advertising costs	4,618	2,684	10,489

(b) Statement of Cash Flows
Cash paid during six months for:
Interest	¥673	¥193	¥1,162
Income taxes	¥19,830	¥(6,239)	¥22,026

Noncash activities
There were no material noncash investing and financing activities.

10. Segment Information

(a) Industry segment information

Six months ended September 30, 2001

					Yen (Millions)

	Electronic	Recording		Eliminations
	materials &	media &		and
	component	systems	Sub total	corporate	Total

Net sales
Unaffiliated customers	¥209,607	¥61,179	¥270,786	—	¥270,786
Intersegment	—	—	—	—	—

Total	209,607	61,179	270,786	—	270,786

Operating expenses	210,329	63,268	273,597	—	273,597

Operating income (loss)	¥(722)	¥(2,089)	¥(2,811)	—	¥(2,811)

Six months ended September 30, 2002

					Yen (Millions)

	Electronic	Recording		Eliminations
	materials &	media &		and
	components	systems	Sub total	corporate	Total

Net sales
Unaffiliated customers	¥234,272	¥62,108	¥296,380	—	¥296,380
Intersegment	—	—	—	—	—

Total	234,272	62,108	296,380	—	296,380

Operating expenses	223,557	62,804	286,361	—	286,361

Operating income (loss)	¥10,715	¥(696)	¥10,019	—	¥10,019

Year ended March 31, 2002

					Yen (Millions)

	Electronic	Recording		Eliminations
	materials &	media &		and
	components	systems	Sub total	corporate	Total

Net sales
Unaffiliated customers	¥432,886	¥137,625	¥570,511	—	¥570,511
Intersegment	—	—	—	—	—

Total	432,886	137,625	570,511	—	570,511

Operating expenses	469,232	145,001	614,233	—	614,233

Operating income (loss)	¥(36,346)	¥(7,376)	¥(43,722)	—	¥(43,722)

(Notes)	1. Segment classification
Segments are classified by the similarity of the product, the product’s character, the manufacturing method and the selling market.
2. Principal products in each segment
Electronic materials & components:
Ferrite cores, Ceramic capacitors, High-frequency components, Inductors, GMR heads and Semiconductors
Recording media & systems:
Audio tapes, Video tapes, CD-Rs, MDs, DVDs and PC cards

3.	TDK adopted the Emerging Issues Task Force Issue 01-9 (“EITF 01-9”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” from the fiscal year beginning April 1, 2002 and the prior year’s consolidated financial statements have been restated for the change, accordingly.

(b) Geographic segment information

Six months ended September 30, 2001

							Yen (Millions)

				Asia and		Eliminations
	Japan	Americas	Europe	others	Sub total	and corporate	Total

Net sales
Unaffiliated customers	¥92,204	¥41,558	¥36,243	¥100,781	¥270,786	—	¥270,786
Intersegment	74,923	6,102	1,258	22,539	104,822	(104,822)	—

Total	167,127	47,660	37,501	123,320	375,608	(104,822)	270,786

Operating expenses	166,389	52,588	38,373	123,315	380,665	(107,068)	273,597

Operating income (loss)	¥738	¥(4,928)	¥(872)	¥5	¥(5,057)	¥2,246	¥(2,811)

Six months ended September 30, 2002

							Yen (Millions)

				Asia and		Eliminations
	Japan	Americas	Europe	others	Sub total	and corporate	Total

Net sales
Unaffiliated customers	¥90,338	¥43,019	¥33,507	¥129,516	¥296,380	—	¥296,380
Intersegment	83,557	7,919	655	19,471	111,602	(111,602)	—

Total	173,895	50,938	34,162	148,987	407,982	(111,602)	296,380

Operating expenses	171,231	51,247	36,457	139,117	398,052	(111,691)	286,361

Operating income (loss)	¥2,664	¥(309)	¥(2,295)	¥9,870	¥9,930	¥89	¥10,019

Year ended March 31, 2002

							Yen (Millions)

				Asia and		Eliminations
	Japan	Americas	Europe	others	Sub total	and corporate	Total

Net sales
Unaffiliated customers	¥178,771	¥86,808	¥76,604	¥228,328	¥570,511	—	¥570,511
Intersegment	149,443	15,102	2,337	40,036	206,918	(206,918)	—

Total	328,214	101,910	78,941	268,364	777,429	(206,918)	570,511

Operating expenses	361,466	114,622	82,125	266,664	824,877	(210,644)	614,233

Operating income (loss)	¥(33,252)	¥(12,712)	¥(3,184)	¥1,700	¥(47,448)	¥3,726	¥(43,722)

(Notes)	1.	Geographic segments are based on the location of the seller.
	2.	Principal nations in each geographic segment excluding Japan:
		Americas: United States of America
		Europe: Luxembourg, Germany
		Asia and others: Hong Kong, Taiwan, and Singapore
	3.	TDK adopted the Emerging Issues Task Force Issue 01-9 (“EITF 01-9”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” from the fiscal year beginning April 1, 2002 and the prior year’s consolidated financial statements have been restated for the change, accordingly.

(c) Overseas sales

Six months ended September 30, 2001
				Yen (Millions)

	Americas	Europe	Asia and others	Total

Sales by region	¥50,463	¥37,817	¥97,336	¥185,616
Net sales				270,786
Ratio to overseas sales of net sales (%)	18.6	14.0	35.9	68.5

Six months ended September 30, 2002
				Yen (Millions)

	Americas	Europe	Asia and others	Total

Sales by region	¥56,294	¥34,368	¥121,429	¥212,091
Net sales				296,380
Ratio to overseas sales of net sales (%)	19.0	11.6	41.0	71.6

Year ended March 31, 2002

				Yen (Millions)

	Americas	Europe	Asia and others	Total

Sales by region	¥109,452	¥79,639	¥216,616	¥405,707
Net sales				570,511
Ratio to overseas sales of net sales (%)	19.2	13.9	38.0	71.1

(Notes)	1.	Overseas sales are classified by the geographic areas of the buyer.
	2.	Principal nations in each region excluding Japan:
Americas: United States of America
Europe: Germany, United Kingdom, and France
Asia and others: Singapore, Hong Kong, and Malaysia
	3.	Overseas sales are net sales of TDK and its consolidated subsidiaries in the countries and regions other than Japan.
	4.	TDK adopted the Emerging Issues Task Force Issue 01-9 (“EITF 01-9”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” from the fiscal year beginning April 1, 2002 and the prior year’s consolidated financial statements have been restated for the change, accordingly.